Exhibit 99.1

Press Information
The Dow Chemical Company Global Dow Center 2211 H.H. Dow Way Midland, MI 48674 dow.com

Dow Executive Vice President and General Counsel Charles J. Kalil to Retire;

Amy Wilson Named Dow General Counsel-Elect for Dow and General Counsel-Elect Materials Science Division

MIDLAND, Mich. – May 18, 2018 – The Dow Chemical Company (Dow) today announces that Charles J. Kalil, executive vice president and general counsel of Dow, special counsellor to the executive chairman and general counsel for the Materials Science Division of DowDuPont, has elected to retire from the Company later in 2018, following more than 38 years of service with Dow. Amy Wilson, corporate secretary and associate general counsel of Dow, has been named general counsel-elect and will assume responsibilities for Materials Science as well as be general counsel-elect for the future Dow company, upon Kalil’s retirement.

“Chuck has been an integral member of my executive leadership team and to Dow’s transformative journey throughout his 14-year tenure as general counsel. His wise counseling, expertise and successful leadership of the legal department, as well as his Board and corporate governance support, guided Dow through some of the most monumental milestones in our history,” said Andrew N. Liveris, chairman and CEO of Dow and director and former executive chairman, DowDuPont.

“Amy already is a trusted advisor and well respected leader. Her contributions have been key to the successful culmination of Dow’s strategic transformation,” said Jim Fitterling, CEO-elect for Dow and chief operating officer, DowDuPont Materials Science Division. “We continue to place our confidence in Amy and her counsel as we navigate the complexities of a fast-paced and ever-changing industry. I look forward to her elevation on the Executive Leadership Team and working together to build the new Dow.”

About Dow

The Dow Chemical Company (Dow) combines science and technology knowledge to develop premier materials science solutions that are essential to human progress. Dow has one of the strongest and broadest toolkits in the industry, with robust technology, asset integration, scale and competitive capabilities that enable it to address complex global issues. Dow’s market-driven, industry-leading portfolio of advanced materials, industrial intermediates, and plastics businesses deliver a broad range of differentiated technology-based products and solutions for customers in high-growth markets such as packaging, infrastructure, and consumer care. Dow is a subsidiary of DowDuPont (NYSE: DWDP), a holding company comprised of Dow and DuPont with the intent to form three strong, independent, publicly traded companies in agriculture, materials science and specialty sectors. More information can be found at www.dow.com.

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For further information, please contact:

Rachelle Schikorra

Corporate Media Relations

+1 (989) 636-4090

ryschikorra@dow.com